EXHIBIT 10.1
[SHORETEL, INC. LETTERHEAD]
January 23, 2008
Don Girskis
[Address]
Dear Don,
On behalf of ShoreTel, Inc., I am pleased to offer you the position of Senior Vice President of Worldwide Sales. This letter embodies the terms of our offer of employment to you.
You will be reporting directly to me. ShoreTel may change your responsibilities and duties and your work location from time to time, as it deems necessary due to business changes.
Your salary will be $20,833.33 per month ($250,000 annualized). In addition, you will be eligible to receive incentive compensation of $250,000 annually. This incentive compensation will be paid quarterly and will be based on revenue goals (75% weighting) and customer satisfaction and other goals and objectives (25% weighting). Details of the plan will be provided to you within 30 days of employment. In addition, you will also be eligible for the following employee benefits: medical, dental, vision and life insurance, 401(k), flexible spending, paid time off and holidays. The details of these employee benefits will be explained during your first week of employment. You should also note that ShoreTel might modify benefits from time to time, as it deems necessary. All benefits commence as of the first day of employment with the submission of the appropriate enrollment forms and documentation. Lastly, ShoreTel bonus plans are subject to change at the sole discretion of ShoreTel, without notice.
Upon the commencement of your employment and subject to approval by the Board of Directors, we will grant you options for 250,000 shares of the common stock of the company, under the company’s 2007 Common Stock Option Plan. Such options shall be subject to the company’s standard vesting (25% vested after one year, one forty-eighth per month thereafter, 100% vested in four years). Additionally, subject to the approval by the Board of Directors, we will grant you 50,000 full valued shares of ShoreTel stock. These shares will vest 50% on the two-year anniversary of the vesting commencement date, 75% on the three-year anniversary of the vesting commencement date, and 100% on the four-year anniversary of the vesting commencement date.
In the event of a change of control via merger or acquisition, coupled with an involuntary without cause or constructive termination (constructive termination is defined as experiencing a 30% reduction in base annual salary or relocation of over 50 miles from the current workplace location) within 12 months of such change of control, you will receive 12 months of severance plus your targeted annual bonus, reimbursement for the premiums paid for the continued coverage for you and your eligible dependents under the Company’s medical, dental, vision plans at the same level of coverage in effect on the Termination Date for twelve (12) months after the Termination date (provided you validly elect to continue coverage under the Consolidated Budget reconciliation Act (“COBRA”), and 75% of the then unvested options or shares will vest immediately.

“Change of Control” means the occurrence of any of the following events:
(i)	the approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(ii)	the approval by the shareholders of the Company of a plan to complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company assets;

(iii)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities.
“Cause” means (a) any act of dishonesty or fraud taken by Executive that is in connection with his responsibilities as an employee which is intended to result in substantial personal enrichment of the Executive; (b) Executive’s conviction of, or no contest plea to, a felony; (c) a willful act by Executive which constitutes misconduct and is injurious to the Company; (d) a material breach if the terms of any confidentiality, invention assignment or proprietary information agreement with the Company; or (e) continued violations by Executive of Executive’s obligations to the Company or written Company policies after there has been delivered to Executive a written demand for performance for the Company which describes the basis for the Company’s belief that Executive has not substantially performed his or her duties.
Should you be terminated by the Company within 24 months of your start date, for any reason other than cause, you will receive a severance package that includes six months of your base salary, six months of premiums paid for you and your eligible dependants under the Company’s medical, dental and vision plans at the same level of coverage in effect on the Termination Date, pro-rated incentive compensation and equity vesting prorated for your time with the Company plus an additional six months of vesting.
ShoreTel agrees to include you as a Named Executive Officer on its Directors and Officers liability insurance application and to provide an adequate amount of liability insurance under that policy.
ShoreTel will provide you relocation assistance up to $100,000.00 to assist you with your relocation expenses (home sale, purchase costs and moving expenses) from Corona, California to the Sunnyvale area. Relocation expenses must be supported by receipts and submitted on the ShoreTel Gelco expense system. Both you and the Company will agree to the implementation of the move allowance prior to the move. Should you voluntarily terminate your employment with ShoreTel prior to completing one full year of service after your move date, you agree to repay ShoreTel for costs incurred during your relocation at a monthly-prorated basis. Relocation expenses will be “grossed up” to offset the taxable income increase.

ShoreTel will also reimburse you for all business related travel expenses, including airfare, lodging, car and meal expenses.
We have reviewed the non-compete section of your employment agreement. We do not believe there is a conflict with your current employer. We would cover any legal expenses associated with defending any non-compete issues that arise and would provide you with a six month salary in the unlikely event you had to resign your position with ShoreTel because you current employer prevailed.
As a ShoreTel employee, you will be expected to abide by company rules and regulations. You will be specifically required to sign and comply with a Proprietary Information and Non-disclosure Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at ShoreTel and non-disclosure of proprietary information.
This offer is subject to your submission of an I-9 form and satisfactory documentation representing your identification and right to work in the United States no later than three (3) days after your employment begins.
ShoreTel is an “At Will” employer. This means, as an employee, you may terminate employment at any time and for any reason whatsoever. ShoreTel may in turn terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Furthermore, this mutual termination of employment arrangement supersedes all other prior written and oral communication with you and can only be modified by written agreement signed by you and ShoreTel.
In the event of any dispute or claim relating to or arising out of our employment relationship, you and ShoreTel agree that all such disputes, including but not limited to, claims of harassment, discrimination, and wrongful termination, shall be settled by arbitration held in Santa Clara County, California, under the Arbitration Rules set forth in the California Code of Civil Procedure Section 1280, et seq., including Section 1283.05, (the “Rules”), and pursuant to California law. A copy of the Rules is available for your review prior to signing this Agreement.
We believe ShoreTel has a promising future, which requires talented, dedicated and motivated people like you to make it successful. We are delighted you are interested in ShoreTel and look forward to your acceptance of this offer.

Sincerely,
/s/ John W. Combs
John W. Combs
President & Chief Executive Officer

Position Accepted
/s/ Don Girskis 1/23/08
Signature Date

Anticipated Start Date: February 25, 2008
Please sign and return one copy of this offer letter to Human Resources. Thank you.